INVESTMENT AGREEMENT

entered into by and among,
on the one side,
ARVANA PARTICIPAÇÕES S.A.
as Investor

and, on the other side,
GLOINFO 500 SOLUÇÕES EM TELEMÁTICA LTDA.
and
PAULO SANTOS MESSINA

relating to the subscription
of capital stock of

ARVANA COMUNICAÇÕES DO BRASIL S.A.

dated as of
September 8, 2005

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is entered into by and among, on the one side:

I.

ARVANA PARTICIPAÇÕES S.A., a corporation incorporated and existing under the laws of Brazil, with its head office at Av. Brigadeiro Faria Lima, 1571, 13.º andar, cj. 13B, São Paulo, SP, enrolled at the Corporate Taxpayers Registry of the Ministry of Finance (CNPJ/MF) under No. 04.754.635/0001-35 (hereinafter referred to as “Investor”);

and, on the other side,

II.

GLOINFO 500 SOLUÇÕES EM TELEMÁTICA LTDA., a Brazilian limited company incorporated and existing under the laws of Brazil, with its head office at Av. Pres. Wilson, 228, 2.º andar, Rio de Janeiro, RJ, enrolled at the Corporate Taxpayers Registry of the Ministry of Finance (CNPJ/MF) under No. 03.721.699/0001-77 (hereinafter referred to as “Global”); and

III.	PAULO SANTOS MESSINA, Brazilian, married, businessman, identity card No. 10.244.809-9 IFP, enrolled at the General Taxpayers Roll (CPF/MF) under No.

051.561.257-00, and his spouse, LÚCIA SANGIACOMO MESSINA, Brazilian, married, physician, identity card No. 05971064-0 IFP, enrolled at the General Taxpayers Roll (CPF/MF) under No. 972.605.767-15, both resident and domiciled at Av. Marechal Ramon Castilla, 199, apt. 203 – Botafogo, in Rio de Janeiro, RJ (hereinafter collectively referred to as “PM” and, together with Global, jointly referred to as “Shareholders”);

(Investor, Global and PM are herein also individually referred to as a “Party” and, collectively, as “Parties”.)

and, as intervening-parties,

IV.

ARVANA COMUNICAÇÕES DO BRASIL S.A., a corporation incorporated and existing under the laws of Brazil, with its head office at Av. Brigadeiro Faria Lima, 1571, 13. º andar, cj. 13A, São Paulo, SP, enrolled at the Corporate Taxpayers Registry of the Ministry of Finance (CNPJ/MF) under No. 07.103.201/0001-63 (hereinafter referred to as the “Company”);

V.

ARVANA NETWORKS, INC., a corporation incorporated and existing under the laws of Barbados, with its head office at Suite 3, The Brick House, Bay St., St. Michael, Barbados (hereinafter referred to as “Networks”); and

VI.

TURINCO, INC., a corporation organized and existing under the laws of the State of Nevada, with its head office at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, United States of America (hereinafter referred to as "Turinco").

WHEREAS:

A.	PM are the sole partners of Global;

B.	Global is engaged, among other activities, in developing and providing voice services based on the voice over internet protocol (VOIP) technology under the trademarks Intervoz and Televoz (such trademarks, the “Trademarks”, and the services so provided under them, the “Services”), whose development and provision Global shall transfer to the Company;

C.	The Shareholders are the sole shareholders of the Company;

D.	Investor wishes to invest and become a shareholder of the Company, so that, after the completion of the transactions contemplated by this Agreement, Global shall hold 25% (twenty-five percent) and Investor shall hold 75% (seventy-five percent) of the Company’s total issued and outstanding capital;

E.	Turinco is the parent corporation of Networks and Networks is the parent corporation of
Investor; and

F.	In order to enable the investment to be made in the Company and as consideration for such investment, the Parties have agreed to enter into this Agreement to grant the rights and to assume the obligations set forth herein.

NOW THEREFORE, the parties agree to enter into this Agreement in accordance with the following terms and conditions:

1.	INVESTMENT

1.1	Global’s Contributions to the Company

As of the date hereof, Global has contributed to the capital or otherwise transferred and/or assigned to the Company the employees identified in Schedule 1.1 (the “Transferred Employees”) and that certain assets as per the minutes of the shareholders’ meeting of the Company held on September 2, 2005 (the “Transferred Assets”), all free and clear of any and all liens, encumbrances, debts, obligations and liabilities, whether known or unknown. Global shall remain fully and exclusively liable for all past debts, obligations and liabilities relating to the Transferred Employees and Transferred Assets.

1.2	Global as Sole Shareholder of the Company

On the date hereof, the Company’s capital is R$ 98,200.00 (ninety-eight thousand two hundred reais), divided into 98,200 (ninety-eight thousand, two hundred) shares, of which 27,221 (twenty-seven thousand two hundred twenty-one) are common shares class A, and 70,979 (seventy thousand nine hundred seventy-nine) are common shares class B, which common shares class B are convertible into preferred shares (whose sole preference is the priority in the reimbursement of capital). Global owns 98,199 (ninety-eight thousand one hundred ninety-nine) shares, representing 99.99% (ninety-nine point ninety-nine percent) of the Company’s total capital, of which 27,220 (twenty-seven thousand two hundred twenty) are common shares class A, and 70,979 (seventy thousand nine hundred seventy-nine) are common shares class B, and PM owns the remaining 1 (one) common share class A. On or prior to the First Closing, PM shall have duly transferred the 1 (one) share he holds in the Company to Global. Such transfer shall be recorded in the share registry book (livro registro de ações nominativas) of the Company, so that Global shall be the sole shareholder of the Company as of the beginning of the First Closing.

1.3	Investor’s Investment on the First Closing

Subject to the terms and conditions set forth in this Agreement, on the date of the First Closing, Investor shall invest in the Company by subscribing common shares and preferred shares especially issued by the Company for the purposes of such subscription, as set forth in Section 1.4, representing a percentage participation of 75% (seventy-five percent) of the Company’s issued and outstanding capital (the “Investment”). The total amount of the Investment shall be R$5,000,000.00 (five million reais) (the “Entry Price”). The Investor shall have 18 (eighteen) months from the date of the First Closing to pay for the Investment, except that its obligation to complete the Investment shall be subject to the satisfaction of the conditions precedent set forth in Section 3.3. The Investment may be paid for in cash, assets and/or credits. The Investor also may loan funds or lease equipment to the Company, on industry standard terms, and shall be permitted to convert into capital, in satisfaction of its payment obligations in respect of the Investment and subject to applicable law, the outstanding amount of any loan or value of any leased equipment.

1.4	Capital Increase

For purposes of the Investment, on the date of the First Closing, Global shall hold a shareholders meeting of the Company, with the attendance of Investor (the “Shareholders Meeting”). At the Shareholders Meeting, Global, in the capacity as the sole shareholder of the Company, shall deliberate, cause and approve an increase in the corporate capital of the Company of R$ 294,600.00 (two hundred ninety-four thousand six hundred reais). Such capital increase shall be implemented by the issuance of 294,600 (two hundred ninety-four thousand six hundred) new shares, without par value, with an issue price of R$16.972 (sixteen reais and ninety-seven cents and two tenths of a cent) per share, being R$ 1.00 (one real) of capital and R$15.972 (fifteen reais and ninety-seven cents and two tenths of a cent) of premium, of which shares 247,739 (two hundred forty-seven thousand seven hundred thirty-nine) shall be common shares and 46,861 (forty-six thousand eight hundred sixty- one) shall be preferred shares (whose sole preference shall be the priority in the reimbursement of capital) (the “New Shares”). The New Shares shall be subscribed with a total premium of R$ 4,705,400.00 (four million seven hundred five thousand four hundred reais), which shall be recorded as capital reserve, in a specific account for premium in subscription, and Global shall expressly waive its preemptive rights for the subscription of the New Shares. At the Shareholders Meeting, Global shall also convert all of its common shares class B into preferred shares (whose sole preference shall be the priority in the reimbursement of capital), and shall deliberate, cause and approve the elimination of different classes of common shares. The minutes of the Shareholders Meeting shall be substantially in the form of the draft attached hereto as Exhibit 1.4.

1.5	Shareholdings after the First Closing

On the date of the First Closing, following consummation of the actions to take place at the First Closing, the Company’s total issued and outstanding corporate capital shall be the sum of (i) the Company’s capital as of the date hereof, as set forth in Section 1.2, and (ii) the capital increase set forth in Section 1.4, and shall be represented by a total of 392,800 (three hundred ninety-two thousand eight hundred) shares, of which 274,960 (two hundred seventy-four thousand nine hundred sixty) shall be common shares and 117,840 (one hundred seventeen thousand eight hundred forty) shall be preferred shares, and such shares shall be held by the following persons in accordance with the following proportions:

(a)

Global shall hold a total of 98,200 (ninety-eight thousand two hundred) shares, representing in the aggregate 25% (twenty-five percent) of the Company’s total issued and outstanding capital, of which 27,221 (twenty-seven thousand two hundred twenty-one) shall be common shares and 70,979 (seventy thousand nine hundred seventy-nine) shall be preferred shares; and

(b)

Investor shall hold 294,600 (two hundred ninety-four thousand six hundred) shares, representing in the aggregate 75% (seventy-five percent) of the Company’s total issued and outstanding capital, of which 247,739 (two hundred forty-seven thousand seven hundred thirty-nine) shall be common shares and 46,861 (forty-six thousand eight hundred sixty-one) shall be preferred shares.

1.6	Bylaws

On the date of the First Closing, at the Shareholders Meeting, the Parties shall cause the Company’s bylaws to be amended and consolidated, and the bylaws of the Company shall thenceforth have the wording set forth in the bylaws contained in the draft minutes attached hereto as Exhibit 1.4.

1.7	Shareholders’ Agreement

On the date of the First Closing, Global and Investor shall enter into a shareholders’ agreement substantially in the form of the draft attached hereto as Exhibit 1.7, which, among other things, shall grant Investor a right of first refusal regarding the shares at any time held by Global in the Company, and which shall set forth that the shareholder that does not proportionally subscribe to any future increase in the capital of the Company shall be therefore diluted (the “Shareholders’ Agreement”).

1.8	Transfer of the Operation on the Second Closing

In addition to the contributions made by Global in accordance with Section 1.1, on the date of the Second Closing, Global shall transfer and/or assign to the Company, at no cost to the Company, free and clear of any and all liens, encumbrances, debts, obligations and liabilities, whether known or unknown, the Trademarks and all of its operation, businesses, rights and agreements relating to the development and provision of the Services (the “Operation”), including all operational agreements, client agreements, agency agreements for the sale of ISP, and rights relating to services of Global’s platform (3 Way Calling, Do not Disturb, Conference Call, Detailed Billing, Unlimited Free IntraCall). A preliminary list of the items to be so transferred and/or assigned is contained in Schedule 1.8 hereto. Global shall take any and all necessary or advisable steps and measures for completing such transfer and/or assignment, and such transfer and/or assignment shall be valid and in place as of the date of the Second Closing. The Company shall assume or acquire no debts, obligations or liabilities in any way associated with the Operation in respect of the period through the Second Closing, and Global shall remain fully and exclusively liable for all such debts, obligations and liabilities.

2.	FIRST CLOSING; CONDITIONS PRECEDENT

2.1	First Closing

Subject to the provisions of Sections 2.2 and 2.3, the consummation of the transactions set forth in Sections 1.3 to 1.7 (the “First Closing”) shall take place 2 (two) business days from the date on which Investor gives Global notice confirming that the conditions set forth in Section 2.3 have been satisfied or otherwise waived in writing by Investor.

2.2	First Closing Actions

On the date of the First Closing and as part of the First Closing, the following transactions shall take (or, as applicable, shall have taken) place:

(a)

Global shall execute and deliver to Investor a certificate, dated as of the date of the First Closing, certifying that all representations and warranties contained in Section 5 are true, correct and complete in all respects as of the date of the First Closing and that it has complied with all covenants set forth in Section 4, as applicable;

(b) The Investment shall be consummated pursuant to the terms and conditions herein, including the holding of the Shareholders Meeting;

(c)

All relevant persons shall execute all instruments and documents required for the implementation of the Investment, including all required entries in the share registry book (livro registro de ações nominativas) of the Company, evidencing the Investment, and Investor shall be vested in the full and unconditional ownership of the New Shares, free and clear of any and all liens;

(d) Global and Investor shall execute the Shareholders’ Agreement;

(e) Global, PM and Investor shall enter into a non-compete and non-solicitation agreement substantially in the form of the draft attached hereto as Exhibit 2.2(e);

(f) Turinco and Global shall enter into a software license agreement for the use by Global of certain proprietary software of Turinco; and

(g)

All other deeds, records, agreements, contracts, corporate actions, certificates, filings, papers and other documents required or convenient for the consummation of the First Closing shall be duly and validly executed and delivered by the relevant parties thereto.

2.3	Conditions Precedent

The First Closing shall be subject to the fulfillment and satisfaction, at or prior to the First Closing, of the following conditions precedent, unless otherwise waived in writing by Investor:

(a)

The due diligence of the Company and Global, including of the Operation, by the Investor shall have been completed and the results of such due diligence shall have not identified the existence of any material liability relating to the Company or the Operation or any fact that may impede or adversely affect the Operation or its future transfer to and conduct by the Company;

(b)	All consents, authorizations or approvals required to be obtained on or prior to the First Closing for the consummation of the Investment, if any, shall have been obtained;

(c)	PM shall have transferred the 1 (one) share he holds in the Company to Global, as set forth in Section 1.2;

(d)	All representations and warranties contained in Section 5 shall be true, correct and complete in all respects as of the date of the First Closing;

(e)	The Company shall have entered into a confidentiality and non-compete agreement in the form of the draft attached hereto as Exhibit 2.3(e) with its key personnel;

(f)	Global and the Company shall have entered into an equipment comodato agreement (contrato de comodato), substantially in the form of the draft attached hereto as Exhibit 2.3(f);

(g)	Global and the Company shall enter into an office space comodato agreement (contrato de comodato) substantially in the form of the draft attached hereto as Exhibit 2.3(g);

(h)

Global and the Company shall have provided to the Investor all information and financial statements relating to the Company and the business, assets, etc. acquired by the Company from Global pursuant to this Agreement as reasonably necessary for Turinco to meet its disclosure obligations under the United States Securities Exchange Act of 1934 (the “Exchange Act”) as a result of completion of the First Closing, including delivery of financial statements audited in accordance with the standards of the United States Public Company Accounting Oversight Board (the “PCAOB”) by an auditor registered with the PCAOB and otherwise acceptable to the United States Securities and Exchange Commission (the “SEC”);

(i)

Each and all other obligations of the Shareholders under this Agreement and required to be performed at or prior to the First Closing shall have been duly performed and complied with in all respects; and

(j)

No situation which could result in, (i) with respect to the Operation and the Company, any situation or state of affairs that is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Operation and of the Company, (ii) with respect to Brazil, any situation or state of affairs that is, or is reasonably likely to be, materially adverse to the Brazilian financial, political or economic conditions and that causes the consummation of Investor’s obligations hereunder substantially more onerous, and (iii) with respect to the Parties or Brazil, any situation or state of affairs which will, or is reasonably likely to, prevent or materially hinder or delay the transactions contemplated by this Agreement (a “Material Adverse Change”) shall have occurred.

2.4	Completion of Conditions Precedent

Each of Global and PM shall procure and obtain fulfillment and satisfaction of the conditions precedent set forth in Section 2.3 as soon as practicably possible as from the date hereof. Global shall maintain Investor fully informed of the progress and development of the fulfillment and satisfaction of such conditions precedent and shall provide Investor upon request with any and all information relating thereto, including copies of any documents.

3.	SECOND CLOSING; CONDITIONS PRECEDENT

3.1	Second Closing

Subject to the provisions of Sections 3.2 and 3.3, consummation of the transactions set forth in Section 1.8 (the “Second Closing”) shall take place 2 (two) business days from the date on which Investor gives Global notice confirming that the conditions set forth in Section 3.3 have been satisfied or otherwise waived in writing by Investor.

3.2	Second Closing Actions

On the date of the Second Closing and as part of the Second Closing, the following transactions shall take place:

(a)

Global shall execute and deliver to Investor a certificate, dated as of the date of the Second Closing, certifying that all representations and warranties contained in Section 5 and relating to the Operation and its transfer to and subsequent conduct by the Company are true, correct and complete in all respects as of the date of the Second Closing and that it has complied with all covenants set forth in Section 4, as applicable;

(b) The Operation shall be transferred to the Company, as set forth in Section 1.8;

(c)

Turinco and Global shall terminate the software license agreement entered into in accordance with Section 2.2(f), and Turinco and the Company shall enter into a software license agreement concerning the same proprietary software of Turinco; and

(d)

All other deeds, records, agreements, contracts, corporate actions, certificates, filings, papers and other documents required or convenient for the consummation of the Second Closing shall be duly and validly executed and delivered by the relevant parties thereto.

3.3	Conditions Precedent

The Second Closing shall be subject to the fulfillment and satisfaction, at or prior to the Second Closing, of the following conditions precedent, unless otherwise waived by Investor:

(a)

The Company shall have, after the First Closing, applied for a SCM (Serviço de Comunicação Multimídia) license from ANATEL (Agência Nacional de Telecomunicações) and ANATEL shall have issued such license to the Company;

(b)

All representations and warranties contained in Section 5 and relating to the Operation or its transfer to the Company shall be true, correct and complete in all respects as of the date of the Second Closing;

(c)

Global and the Company shall have provided to the Investor all information and financial statements relating to the Company and the business, assets, etc. acquired by the Company from Global pursuant to this Agreement as reasonably necessary for Turinco to meet its disclosure obligations under the Exchange Act as a result of completion of the Second Closing, including delivery of financial statements audited in accordance with the standards of the PCAOB by an auditor registered with the PCAOB and otherwise acceptable to the SEC; and

(d) No Material Adverse Change shall have occurred.

4.	COVENANTS

4.1	Conduct of Business of the Company

As from the date hereof until the date of the First Closing, (i) the Shareholders shall cause the Company to conduct its businesses in the ordinary course and in accordance with reasonable business practices; (ii) the Shareholders shall not take or permit to be taken any action that would make the representations and warranties set forth in Section 5 not to be true and accurate on the date of the First Closing; and (iii) the Shareholders shall not, without the prior written consent of Investor: cause or permit the Company to declare or pay any dividend or make any other distribution or payment on any the shares of its capital stock (including any payment of interest on capital), cause or permit the Company to redeem, amortize, purchase or otherwise acquire any shares of its capital stock, cause or permit the Company to grant, give, cause to or permit the imposition of any lien on any of its assets or properties, cause or permit the Company to make any capital expenditure or commitment therefore, cause or permit the Company to make any payment of any kind (except for payments of taxes and other obligations incurred in the ordinary course of business and which shall have become due and payable in the normal course), cause or permit the Company to lend or borrow money, cause or permit the Company to incur or assume any obligation or liability outside the ordinary course of business, cause or permit the Company to enter into any agreement (except for the instruments and agreements contemplated hereby), cause or permit the Company to amend, rescind or breach any agreement, cause or permit the Company to cancel, settle or waive any claims or rights, cause or permit the Company to carry out any business or activity outside the ordinary course of business, or cause or permit the Company to promise or agree, whether or not in writing, to do any of the foregoing.

4.2	Conduct of the Operation

As from the date hereof until the date of the Second Closing, (i) Global shall conduct its businesses, including the Operation, in the ordinary course and in accordance with past accepted and reasonable business practices; (ii) Global shall consult and coordinate with Investor any investment, operation, strategy or other relevant decision or action relating to or affecting the Operation; (iii) Global shall not take or permit to be taken any action that would make the representations and warranties set forth in Section 5 not to be true and accurate on the date of the Second Closing; and (iv) Global shall not, without the prior written consent of Investor: sell, encumber, transfer, assign or otherwise dispose of the

Operation or any part thereof, give cause or permit the imposition of any lien on any part of the Operation, cancel, settle or waive any claims or rights relating to or affecting the Operation, or promise or agree, whether or not in writing, to do any of the foregoing.

4.3	Software License

As referred to in Section 2.2(f), Turinco shall grant to Global a limited, non-exclusive and non-transferable license to use, exclusively in connection with the Operation, certain proprietary software of Turinco, which license shall be valid through the earlier of (i) its termination in accordance with its terms, (ii) the date of the Second Closing or (iii) the termination of this Agreement. Global recognizes the value of such software and agrees that the use of such software is essential for the continuation and the expansion of the Operation. The terms and conditions applicable to such license, including applicable royalties, shall be set forth in a separate instrument, to be entered into by Turinco and Global on or prior to the date of the First Closing.

4.4	Confidentiality

Each of the parties hereto agree to, and shall cause their respective directors, officers, employees, agents, representatives and affiliates to, treat and hold as confidential, and not disclose or provide access to any person to, all reserved or secret information, whether oral, written or on any media, provided by the other parties in connection with the negotiation or performance of this Agreement or otherwise relating to its subject matter (including its existence, terms and conditions). The confidentiality obligations set forth in this Section 4.4 shall not apply to information that (a) is received by a party and that (i) was publicly available prior to such receipt, (ii) after such receipt becomes publicly available through no wrongful act on the part of such party or any of its directors, officers, employees, agents, representatives or affiliates, or (iii) is received by such party from any third party without restriction on disclosure, or (b) is required to be disclosed pursuant to any applicable law or regulation and is so disclosed to the relevant authority or other third party to whom the information must be disclosed pursuant to the relevant law or regulation.

4.5	Cooperation

The Parties shall cooperate to identify and, as applicable, request and/or obtain from any governmental authorities or other third parties any antitrust or other regulatory consent, authorization or approval required or desirable for the purposes of the transactions contemplated by this Agreement. The Parties shall share equally the fees and expenses associated with the making of any necessary filing or application.

4.6	Loan to Global

So as to assist Global in the conduct of the Operation through to the Second Closing, which shall observe Section 4.2, Investor may extend to Global loans up to the total principal amount of R$ 250.000,00 (two hundred and fifty thousand reais), which Global shall exclusively use in the conduct in the Operation. Global shall repay to Investor all loans in one single installment by December 31, 2005. In case of late payment, the debt shall be subject to monetary adjustment in accordance with the variation of IGP-M/FGV, plus late interest at the rate of 1% (one percent) per month, from the maturity date until the date of effective payment.

4.7	Share Swap Option

For a term of 2 (two) years counted from the date of the First Closing, (i) Global shall have an option to exchange with Turinco all of its 98,200 (ninety-eight thousand two hundred) shares of the capital of the Company (being 27,221 common shares and 70,979 preferred shares) for 720,000 (seven hundred and twenty thousand) common shares of Turinco; and (ii) Turinco shall have an option to exchange seven hundred and twenty thousand 720,000 (seven hundred and twenty thousand) common shares of its capital for all of the 98,200 (ninety-eight thousand two hundred) shares of the Company held by Global at any time after Turinco shares have traded on the market for US$2.50 (two United States dollars and fifty cents) or more per share. Both options shall be exercisable only once. The exercise of one of the above options shall automatically cancel the other option, and no re-exchange shall be permitted. The options shall cover the totality of the shares held by Global in the Company. If following the First Closing Global acquires additional shares of the capital of the Company in addition to the 98,200 (ninety-eight thousand two hundred) shares it shall own on the date of the First Closing, the options shall automatically extend to such additional shares of the Company held by Global. Upon either (i) the exercise by Global of its option to exchange its shares of the Company for common shares of Turinco, or (ii) the exercise by Turinco of its option to issue shares of Turinco to Global in exchange for the shares of the Company held by Global, Global shall deliver to Turinco an investment agreement or other declaration executed by Global in the form requested by Turinco as reasonably necessary to establish that the issuance of common shares of Turinco to Global will not require registration under the United States Securities Act of 1933 (the “1933 Act”). The investment agreement or declaration shall include customary agreements, representations and warranties to establish that the shares of Turinco shall be issued in an exempt transaction pursuant to Section 4(2) of the 1933 Act, in an “offshore transaction” pursuant to Regulation S of the 1933 Act or in a transaction otherwise exempt from the registration requirements of the 1933 Act. In each case, delivery of the investment agreement or declaration shall be a condition precedent to delivery of the common shares of Turinco to Global, provided that Turinco may waive this condition precedent at its election. The Parties and Turinco acknowledge and agree that the actual transfer by Global to Turinco of the shares held by Global in the Company shall be subject to any required regulatory approval being obtained, if applicable. The Company shall register the options set forth in its Section 4.7 in the Company’s share registry book.

4.8	Other Covenants

Without prejudice to any other provision of this Agreement, Global shall (i) deliver to Investor any and all information, including copies of any records, papers and documents, relating to the Company, Global and the Operation; (ii) provide Investor with copies of its financial statements, including a copy of its financial statements for the period ended on July 31, 2005 by the date of the First Closing; (iii) cooperate with Investor and take all measures necessary or otherwise reasonably requested by Investor in connection with the transfer of the Operation to the Company; (iv) assume full responsibility and promptly pay and discharge any debt, obligation or liability, including any loss, damage, principal, interest, fine or penalty, associated with or in any matter relating to the Transferred Assets or the Transferred Employees and respecting the period through the First Closing, and any debt, obligation or liability, including any loss, damage, principal, interest, fine or penalty relating to the Operation or the Trademarks and respecting the period through the Second Closing; and (v) execute and deliver from time to time such additional instruments, documents, conveyances or assurances and take such other actions as necessary or otherwise reasonably requested by Investor to confirm or assure the rights and obligations provided for in this Agreement.

4.9	Reimbursement of Certain Employee Costs

Without prejudice to all of its other obligations under this Agreement, Global shall promptly reimburse the Company for any amounts incurred or payments made by the Company to or in respect of the Transferred Employees and relating to the period through their transfer to the Company, including FGTS fine or penalty owed in case any such Transferred Employee is terminated, pro rata vacation and vacation bonus, pro rata 13th salary and any and all other right or benefit, as well as the corresponding social security (INSS) and payroll charges or incidentals.

4.10	Post-Closing Activities of Global

Global shall not in any manner suspend or interrupt its activities or the provision of its services (other than those relating to the Operation, which shall be transferred to the Company pursuant to this Agreement) for 3 (three) years following the date of the Second Closing. PM shall not transfer the control of Global without the prior written approval of Investor for 3 (three) years following the date of the Second Closing.

5.	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

5.1

In order to induce Investor to enter into this Agreement and to perform the transactions and agreements contemplated hereby and in all other documents, agreements and instruments contemplated hereby, Global and PM hereby make the following representations and warranties to Investor, each of which is material to and is being relied upon by Investor:

(a)

Each of Global and the Company is a company duly organized and validly existing under the laws of Brazil, and has the full requisite authority (capacidade) and power to own its assets and properties and to transact the business in which it is engaged, to do all things necessary or appropriate in respect of its business and to consummate the transactions and the instruments or agreements contemplated by this Agreement to which it is or shall be a party.

(b)

Global has authorized the execution, delivery and performance of this Agreement and all of the transactions and the instruments and agreements contemplated hereby to which it is or shall be a party. No other corporate action (including shareholder or management approval) is necessary to authorize such execution, delivery and performance. Each of this Agreement and all other instruments and agreements contemplated hereby shall, upon its execution and delivery by Global, constitute valid and binding obligations of Global, enforceable against Global in accordance with its terms.

(c)

The execution and delivery by each of Global and PM of this Agreement and of all other instruments and agreements contemplated hereby to which it/he is or shall be a party, the performance by each of Global and PM of its/his obligations hereunder and thereunder and the consummation by each of Global and PM of the transactions or agreements contemplated hereby and thereby do not require Global or PM to obtain any authorization or consent or to make any filing with or give any notice to any governmental authority or other third party.

(d)

The execution and delivery by each of Global and PM of this Agreement and of all the instruments and agreements contemplated hereby to which it/he is or shall be a party do not, and the consummation of the transactions or agreements contemplated hereby and thereby and the compliance with the terms hereof and thereof shall not, (i) conflict, (ii) result in any violation of or default (with or without notice or lapse of time, or both), (iii) give rise to any right of termination, cancellation or acceleration of any obligation, (iv) give rise to any loss of any right or benefit, (v) result in the creation of any liens upon any of the assets or properties of any of Global and PM, under any provision of (a) the articles of association of Global, (b) any note, bond, mortgage, indenture, deed of trust, license, lease, commitment, contract, agreement, instrument or other arrangement to which Global or PM is a party or by which any of its/his respective assets or properties are bound, or (c) any applicable law or regulation.

(e)

The articles of association of Global, already reflecting any and all amendments thereto, all duly registered with the commercial registry, are that contained in Schedule 5.1(e) attached hereto, and such articles have not been amended. PM is the controlling partner of Global and owns all quotas of Global. All quotas of the capital of Global are free and clear of any encumbrances, liens, options, shareholders’ or partners’ agreements, or any other restrictions or rights of third parties.

(f)

The bylaws of the Company, already reflecting any and all amendments thereto, all duly registered with the commercial registry, are that contained in Schedule 5.1(f), and such bylaws have not been amended. The only shareholders meetings of the Company through the date of the First Closing shall be, in addition to the shareholders meeting held for the incorporation of the Company, on November 11, 2004, the shareholders meetings held on April 29 and on September 1 and September 2, 2005, and true and complete copies of the minutes of such shareholders meetings have been delivered by Global to Investor.

(g)

Schedule 5.1(g) hereto contains true copies of the un-audited financial statements of Global for the years ending on December 31, 2002, December 31, 2003 and December 31, 2004 (collectively, the “Global Financial Statements”). The Global Financial Statements (i) were prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods covered thereby; (ii) are complete, correct and in accordance with the books of account and records of Global, and can be legitimately reconciled with the financial statements and records maintained and the accounting methods applied by them, including for tax purposes; (iii) accurately reflect, on their respective dates and for the periods then ended, all assets of Global, to which Global has good title, free and clear of any and all encumbrances and liens; and (iv) accurately reflect, on their respective dates and for the periods then ended, all debts, obligations and liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, known or unknown, including any off-balance sheet obligations, obligations for contractual commitments, personal guarantees (garantias pessoais ou fiança), guarantees on negotiable instruments (aval) or real property security rights (garantias reais) of Global. As from December 31, 2004 through the date of the Second Closing there has been and there shall be no fact or act that may adversely affect the Operation or the business, operations, cash flows, affairs, prospects, properties, assets or liabilities, or the condition, financial or otherwise, of Global.

(h)

Schedule 5.1(h) hereto contains a true copy of the un-audited balance sheet of the Company for the period ending on July 31, 2005. As of the date of the First Closing, the Company shall have no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, known or unknown, including any off-balance sheet obligations, obligations for contractual commitments, personal guarantees, guarantees on negotiable instruments or real property security rights) other than those shown on such balance sheet.

(i)

The Company owns all of the assets purported to be owned by the Company, including the Transferred Assets, free and clear of any encumbrances, liens, options, shareholders’ or partners’ agreements, or any other restrictions or rights of third parties. As of the date of the Second Closing, the Trademarks and the Operation shall be transferred to the Company, and shall become the exclusive property of the Company, free and clear of any debts, obligations, encumbrances, liens or other restrictions or rights of third parties.

(j)

Each and all contracts, agreements, instruments, commitments and other arrangements to which Global is a party and which relates to the Operation (each, a “Contract”) is valid, binding and enforceable against Global and, to the best of Global’s knowledge, the other parties thereto, in accordance with its respective terms, and is in full force and effect. Global is not in default or breach under any of the Contracts, nor, to the best knowledge of Global, is any other party thereto in default or breach thereunder, nor are there facts or circumstances which, with or without the giving of notice or the passage of time or both, would constitute a default or breach under any of the Contracts. Upon assignment of any Contract to the Company pursuant to the terms of this Agreement, the Company shall not assume any obligation or liability in respect of the period through such assignment.

(k)

There is no action, claim, suit, proceeding, judicial or administrative, or arbitration proceedings pending, or, to the best of the knowledge of the Shareholders, threatened, against or involving or otherwise affecting the Shareholders or the Company and which could adversely affect Global or the Company or their business, operations, cash flows, affairs, prospects, properties, assets or liabilities, or the condition, financial or otherwise. Neither the Shareholders nor the Company are subject to any outstanding judgment, order, decision or award entered in any action, claim, suit or proceeding, including arbitration proceeding, which has not been fully complied with. No action, suit or proceeding, including arbitration proceeding, has been instituted or, to the best of the knowledge of the Shareholders, threatened to restrain or prohibit any of the transactions contemplated hereby or by any of the instruments and agreements contemplated hereby.

(l)

Global and the Company have timely filed with the appropriate authorities all returns, statements, declarations, forms and reports required by law, and all such returns, statements, declarations, forms and reports are true, correct and complete in all respects. All taxes of Global and the Company due for (i) all fiscal years or periods that ended on or before the date hereof or that shall end on or before the date of the First Closing and the date of the Second Closing and, with respect to any fiscal year or period beginning before and ending after the date hereof, (ii) the portion of such fiscal year or period ending on and including the date hereof and the date of the First Closing and the date of the Second Closing, have been duly and fully paid or provisioned and Global and the Company does not have any outstanding debt or pending liability for taxes.

(m)

On the date hereof, the Company’s capital is R$ 98,200.00 (ninety-eight thousand two hundred reais), divided into 98,200 (ninety-eight thousand two hundred) shares, of which 27,221 (twenty-seven thousand two hundred twenty-one) are common shares class A, and 70,979 (seventy thousand nine hundred seventy-nine) are common shares class B, which common shares class B are convertible into preferred shares. Global owns 98,199 (ninety-eight thousand one hundred ninety- nine) shares, of which 27,220 (twenty-seven thousand two hundred twenty) are common shares class A, and 70,979 (seventy thousand nine hundred seventy-nine) are common shares class B, and PM owns the remaining 1 (one) common share class A. All of such shares are fully paid in and are free and clear of any and all encumbrances, liens, options, shareholders’ or partners’ agreements, or any other restrictions or rights of third parties. As of the date of the First Closing, before the consummation of the transactions contemplated to take place on such date, Global shall own all of the shares of the capital stock of the Company. On the date of the First Closing, following consummation of the transactions contemplated to take place on such date, the Company’s total issued and outstanding corporate capital shall be R$ 392,800.00 (three hundred ninety-two thousand eight hundred reais), represented by a total of 392,800 (three hundred ninety-two thousand eight hundred) shares, of which 274,960 (two hundred seventy-four thousand nine hundred sixty) shall be common shares and 117,840 (one hundred seventeen thousand eight hundred forty) shall be preferred shares, and all such shares shall be owned by the persons and in the proportions set forth in Section 1.5, and shall be free and clear of any and all encumbrances, liens, options, shareholders’ or partners’ agreements, or any other restrictions or rights of third parties, except for and as set forth by this Agreement and the Shareholders’ Agreement.

(n)

As from the date on which the Shareholders became shareholders of the Company through the date of the First Closing, the Company has and shall have not: (i) sold, transferred or otherwise disposed of, or encumbered, any of its assets or properties; (ii) declared or paid any dividend or made any other distribution or payment on any the quotas of its capital stock, including any payment of interest on capital; (iii) redeemed, purchased or otherwise acquired any quotas of its capital stock; (iv) changed its accounting policies or practices; (v) suffered or permitted the imposition of any lien; (vi) made any capital expenditure or commitment therefore; (vii) made any payment of any kind, except for payments incurred and made in the ordinary course of its business, such as payments of any taxes that may have become due and payable and payments of reasonable fees of lawyers and outside accountants for services rendered; (viii) lent or borrowed money or incurred any debt, obligation or liability; (ix) entered into any agreement or amendment to agreement or rescinded or breached any agreement; (x) cancelled, settled or waived any claims or rights; (xi) breached any regulatory obligations or provisions; (xii) been subject to any Material Adverse Change; (xiii) carried out any business or activity outside its ordinary course of business; or (xiv) promised or agreed, whether or not in writing, to do any of the foregoing.

(o)	The Company has timely and fully complied with all of its labor and social security obligations, and the Company does not have any outstanding debt or pending liability for labor or social security.

(p)

Neither the Shareholders nor the Company are in violation of any laws and regulations to which they are subject, including environmental, labor, health and safety, social security and tax laws and regulations.

(q)

No representation or warranty of any of the Shareholders contained in this Agreement or in any other written statement or certificate delivered by any of the Shareholders pursuant to or in connection with this Agreement or any of the instruments and agreements contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the representations and warranties or other statements contained in this Agreement or any other agreement or instruments contemplated hereby are not misleading. There is no fact which adversely affects, or in the future may adversely affect, the business, operations, cash flows, affairs, prospects, properties or liabilities, or the condition, financial or otherwise, of the Company or its acquisition or the conduct of the Operation, which has not been disclosed by the Shareholders to Investor in this Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF INVESTOR

6.1	In order to induce Global to enter into this Agreement, Investor hereby makes the following representations and warranties to Global, each of which is material to and is being relied upon by Global:

(a)

It is a company duly organized and validly existing under the laws of Brazil, and has the full requisite authority (capacidade) and power to own its assets and properties and to transact the business in which it is engaged, to do all things necessary or appropriate in respect of its business and to consummate the transactions or agreements contemplated by this Agreement and all the instruments and agreements contemplated hereby to which it is or shall be a party.

(b)

It has authorized the execution, delivery and performance of this Agreement and of all of the transactions and the instruments and agreements contemplated hereby to which it is or shall be a party. No other corporate action (including shareholder or management approval) is necessary to authorize such execution, delivery and performance. Each of this Agreement and all other instruments and agreements contemplated hereby shall, upon its execution and delivery by it, constitute valid and binding obligations of Investor, enforceable against it in accordance with its terms.

(c)

The execution and delivery by Investor of this Agreement and of all the instruments and agreements contemplated hereby to which it is or shall be a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated herein and therein do not require it to obtain any authorization or to make any filing with or give any notice to any governmental authority or other third party.

(d)

The execution and delivery by it of this Agreement and of all the instruments and agreements contemplated hereby to which is or shall be a party, and the consummation of the transactions or agreements contemplated hereby and thereby and the compliance with the terms hereof and thereof shall not, (i) conflict, (ii) result in any violation of or default (with or without notice or lapse of time, or both), (iii) give rise to any right of termination, cancellation or acceleration of any obligation, (iv) give rise to any loss of any right or benefit, (v) result in the creation of any liens upon any of its assets or properties under any provision of (a) its bylaws (b) any note, bond, mortgage, indenture, deed of trust, license, lease, commitment, contract, agreement, instrument or other arrangement to which it is a party or by which any of its respective assets or properties are bound, or (c) any applicable law or regulation.

(e)

It is not a party and is not subject to any contract or instrument, and has not been given any notice from any third party asserting any rights or claims, which could hinder, delay, compromise or otherwise affect the consummation of the transactions contemplated by this Agreement or and the others agreements and instruments contemplated herein.

7.	INDEMNIFICATION

7.1	Survival of Representations and Warranties

The assumptions, declarations, representations and warranties contained in Section 5 shall survive for a term of 5 (five) years as from the date hereof. If written notice of a claim has been given prior to the expiration of such term, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

7.2	Indemnification to Investor

The Shareholders shall at all times promptly indemnify Investor and its respective directors, officers, employees, agents, representatives and affiliates and their successors and assigns and shall at all times hold each of the foregoing persons harmless from any and all direct or indirect liabilities, losses, damages, claims, lawsuits, actions, fees, costs, expenses, interest, awards, judgments, fines and penalties (including, without limitation, disbursements or transfers of economic value for attorneys’ fees, courts costs, placement of bonds or surety, judicial deposits and out-of-pocket expenses) (each, a “Loss”) incurred or suffered by any of the foregoing persons arising out of or resulting from:

(a)

the breach of any representation or warranty made by any of the Shareholders in this Agreement or if any such representation or warranty made by any of them turns out to be untrue, incorrect, incomplete or inaccurate;

(b)

if there is any asset insufficiency (insuficiência ativa) or supervening liability (superveniência passiva) with respect to the Operation or with respect to the Trademarks, the Transferred Employees, the Transferred Assets or any other asset, right or agreement contributed, transferred and/or assigned by Global to the Company, as a result of any act, fact, fault, error or omission whatsoever occurring or taking place through the date of the Second Closing, with respect to the Operation and the Trademarks, or through the date of the First Closing, with respect to the other foregoing items;

(c)

any acts, facts or omissions of any kind relating in any way to the Trademarks, the Transferred Employees, the Transferred Assets, the Company or the Operation occurred or taking place through the date of the Second Closing, with respect to the

Operation and the Trademarks, or through the date of the First Closing, with respect to the other foregoing items; or

(d) the breach by Global or PM of any other obligation contained in this Agreement or any other agreement or contract contemplated by this Agreement to be entered into by either of them.

7.3	Indemnification Procedures

Whenever a claim shall arise for indemnification under this Section 7, Investor (the “Indemnified Party”) shall give notice to Global and PM (the “Indemnifying Party”) of the matter that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, if possible, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

7.4	Waiver of Conditions Precedent

The Parties acknowledge and agree that if Investor has the knowledge of a failure of any condition precedent to the consummation of any of the transactions contemplated by this Agreement, or of any breach by the other parties hereto of any assumption, declaration, representation, warranty, covenant or obligation contained in this Agreement, and Investor elects to proceed with the consummation of such transactions, Investor shall be deemed to have waived such condition precedent or breach only for enabling the transactions contemplated by this Agreement but, notwithstanding such waiver, Investor and its directors, officers, employees, agents, representatives, affiliates and successors and assigns shall still be entitled to be indemnified pursuant to this Section 7 or to assert any other right or remedy for any Losses arising from any matters relating to such condition precedent or breach, notwithstanding anything to the contrary contained herein.

8.	TERMINATION

8.1	Termination

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the date of the First Closing:

(a) by mutual written agreement of the Parties;

(b) by Investor, if any of the conditions set forth in Section 2.3 shall have become incapable of fulfillment and shall not have been waived by Investor;

(c) by Investor, if the First Closing does not occur on or prior to October 15, 2005;

(d) by Investor, if any of the Shareholders fails to perform any of their obligations hereunder that is to be performed through the First Closing;

(e)

by Investor, if any of the Shareholders fails to perform any of their obligations under the Shareholders’ Agreement, to be entered into by and between Global and Investor in accordance with Section 1.7, or the Non-Competition, Non-Solicitation and Confidentiality Agreement, to be entered into by and among the Shareholders and Investor in accordance with Section 2.2(e); or

(f) by Global, if Investor fails to perform any of its obligations hereunder that is to be performed through the Closing.

8.2	Effects of Termination

In the event of termination pursuant to this Section 8, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by either Party, provided, however, that nothing in this Section 8 shall be deemed to release any of the Parties from any liability for any breach by such Party of any of its obligations under this Agreement or to impair the right of each Party to compel specific performance by the other Parties of its respective obligations under this Agreement.

9.	SHARE PLEDGE AND QUOTA PLEDGE

In order to secure the due and timely performance of any and all of the obligations of Global and PM set forth in this Agreement, in the Shareholders’ Agreement and in the Non- Competition, Non-Solicitation and Confidentiality Agreement, as applicable, including the payment of any amounts, indemnities, costs, expenses, losses, damages and penalties:

(a)

Global hereby pledges to Investor, in accordance with articles 1,419 et al of the Brazilian Civil Code, (i) all of the shares of the Company’s capital stock held by Global and any common shares or preferred shares which may be hereafter held by Global, whether pursuant to articles 167, 168, 169 and 170 of Law 6.404/76 or otherwise, to which this pledge shall be automatically extended; and (ii) all rights to dividends, interest on capital, bonuses and other rights relating to and attributed to the shares pledged hereunder upon acceleration of any secured obligation and thereafter. Immediately after the execution of this Agreement, the Company shall, and the Shareholders shall cause the Company to, register the pledge set forth hereunder in the share registry book (livro de registro de ações nominativas) of the Company and so proceed immediately upon the acquisition by Global of any additional shares. Global shall deliver to Investor a certified copy of the page of the share registry book showing such registrations immediately thereafter. It is hereby agreed by all Parties and Turinco that, if the pledge set forth in this section shall not have been enforced by the time the shares held by Global in the Company are transferred to Turinco following the exercise of any of the options set forth in Section 4.7, Turinco, upon the actual transfer of such shares, shall have the right to require the Investor to release all shares so transferred from the pledge set forth in this section; and

(b)

PM hereby pledge to Investor, in accordance with articles 1,419 et al of the Brazilian Civil Code, (i) all of the quotas of Global’s capital stock held by him and any other quotas which may be hereafter held by him, whether pursuant to articles 1,081 of the Brazilian Civil Code or otherwise, to which this pledge shall be automatically extended; and (ii) all rights to dividends, interest on capital, bonuses and other rights relating to and attributed to the quotas pledged hereunder upon acceleration of any secured obligation and thereafter. Immediately after the execution of this Agreement, Investor, PM shall execute an instrument reflecting the pledge set forth hereunder, to be recorded with the competent registry of titles and deeds and, as applicable, with the competent commercial registry, and PM shall amend the articles of association of Global in order to expressly provide for the pledge set forth hereunder. Upon the request of Investor, PM shall execute and deliver from time to time such additional instruments, documents, conveyances or assurances and take such other actions as necessary or otherwise reasonably requested by Investor to confirm or assure the pledge provided for in this section.

10.	MISCELLANEOUS

10.1	Joint Liability

For all purposes of this Agreement, Global and PM shall be considered as one and unique party, including for the purposes of Section 10.10. All rights and obligations attributed to Global and PM pursuant to the terms hereof shall be exercised and complied with by any of Global and PM. Global and PM shall be jointly and severally responsible for all of their obligations under this Agreement, including the obligation to repay the loan set forth in Section 4.6.

10.2	Reciprocal Powers of Attorney

PM and Global, hereby, irrevocably and irreversibly, mutually and reciprocally appoint each other its/his/her attorney-in-fact, granting the other powers to receive notifications, notices, communications and service of process, require, revoke, notify, confess, desist, appeal, waive rights, settle, compromise, sign agreements and commitments, receive and grant releases and acquittals.

10.3	Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

10.4	No Waiver

No failure or delay of any Party or any of the intervening-parties in exercising any of its rights shall constitute waiver or novation or impair the subsequent exercise of such right.

10.5	Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties and, as applicable, the intervening-parties, with respect to the subject matters hereof and supersedes all prior agreements and understandings among them regarding such same matters, including the agreement named Carta de Intenções, dated March 8, 2005, as amended, by and among Global, Networks and the Company, in respect of which each of them hereby grants the other full, ample and irrevocable release. This Agreement may be amended only upon the mutual written consent of all Parties.

10.6	Intervention by Networks and Turinco

Networks is an intervening party to this Agreement for the specific purpose of Section 10.5. Turinco is an intervening party to this Agreement for the specific purposes of Sections 4.3, 4.7 and 9(a). Neither Networks nor Turinco shall have any obligation whatsoever to Global or PM under this Agreement.

10.7	Assignment; Successors

No Party may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other Parties, except that Investor may assign, in whole or in part, its rights under Sections 4, 5 and 7 to (i) any of its present or future affiliates, or (ii) any person that acquires from Investor or becomes the holder of all or a portion of the shares of the Company at any time held by Investor. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.8	Severability

In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void term or provision with such which corresponds best to the intentions of the Parties.

10.9	Governing Law

This Agreement shall be governed by the laws of Brazil.

10.10	Arbitration

Any dispute, controversy or claim between Investor, on the one side, and any of the Shareholders, on the other, arising out of or relating to this Agreement (including the breach, termination or invalidity hereof) shall be finally settled by binding arbitration in accordance with the Rules of the International Chamber of Commerce – ICC (the “Rules”) and pursuant to the provisions of this section, as follows:

(a)

the arbitration tribunal shall consist of 3 (three) arbitrators, appointed and replaced in accordance with this section and with the Rules. For such purposes, Global and PM shall be deemed to be one and sole Party. The claimant Party shall appoint 1 (one) arbitrator, the other Party shall appoint 1 (one) arbitrator and such 2 (two) Party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chairman of the arbitral tribunal.

(b)

the Party willing to initiate the arbitration shall deliver a written notice to the other Party, which notice shall (i) describe in reasonable detail the dispute, controversy or claim, (ii) demand the submission of such dispute, controversy or claim to arbitration, and (iii) contain the name of the arbitrator to be appointed by such claimant Party to the arbitral tribunal.

(c) the other Party shall have 10 (ten) days as of the receipt of the notice mentioned in the preceding paragraph to appoint the second arbitrator to the arbitral tribunal.

Should such the Party fail to timely appoint the arbitrator pursuant to this paragraph, such arbitrator shall be appointed by the ICC pursuant to the provisions of the Rules.

(d) the 2 (two) arbitrators so appointed shall, within 10 (ten) days of the date on which the second arbitrator was appointed, jointly appoint the third arbitrator and chairman of the arbitral tribunal. If the 2 (two) appointed arbitrators cannot agree on the appointment of the third arbitrator within such 10-day period, then such arbitrator shall be appointed by the ICC, pursuant to the provisions of the Rules.

(e)	the arbitration shall take place in the City of São Paulo, Brazil, and the language to be used in the arbitration proceedings shall be Portuguese.

(f)	the arbitrators shall not decide or render judgments in equity.

(g)

the arbitration award shall be issued and delivered in the City of São Paulo – SP, Brazil, and shall contain (i) a report, including the name of the parties and a summary of the dispute submitted to arbitration; (ii) the basis and grounds of the decision, addressing the matters of fact and matters of law; (iii) the decision, in which the arbitrators shall solve the matters submitted to the arbitration and shall establish the deadline for the parties to comply with the decision, if applicable; and (iv) the date on which and the place where the arbitration award has been issued.

The arbitration award shall be signed by all of the arbitrators. The arbitration award shall be final, conclusive and binding upon all parties.

(h)

prior to the institution of the arbitration, any party can seek in court the required interim, urgent, preventive or coercive measures. After the institution of the arbitration, the arbitrators shall be authorized to, at their own initiative or at the request of either party, to seek in court any required urgent, preventive or coercive measures, as per the provisions of article 22, paragraph 4, of Law No. 9,307 of September 23, 1996.

(i)

should a party resist to the institution of arbitration, such party shall be subject to a penalty in an amount equivalent to 10% (ten percent) of the Entry Price, payable to the other party, without prejudice to such other party’s right to initiate the lawsuit contemplated by article 7 of Law No. 9,307/96. Any challenges by a party to the appointment of an arbitrator based on such arbitrator’s suspicion or impediment shall not be deemed as resistance to the institution of the arbitration.

          IN WITNESS WHEREOF, the parties execute this instrument on the date and in the place first above written, in three counterparts of same tenor and content, in the presence of the undersigned witnesses.

São Paulo, September 8, 2005.

ARVANA PARTICIPAÇÕES S.A.

/s/ Jose Augusto Pinto Moreira	/s/ Estevao Popovics
By: Jose Augusto Pinto Moreira	By: Estevao Popovics
Title: Officer	Title: Officer

(signatures continue on the following page)

(signature page of the Investment Agreement dated Septemebr 8, 2005)

GLOINFO 500 SOLUÇÕES EM TELEMÁTICA LTDA.

/s/ Paulo Santos Messina
By: Paulo Santos Messina Title: Adminstrator

PAULO SANTOS MESSINA

/s/ Paulo Santos Messina

LÚCIA SANGIACOMO MESSINA

/s/ Lucia Sangiacomo Messina

ARVANA COMUNICAÇÕES DO BRASIL S.A.

/s/ Estevao Popovics	__________________________________
By: Estevao Popovics	By: Jose Augusto Pinto Moreira
Title: Officer	Title: Officer

ARVANA NETWORKS, INC.

/s/ Ian Drummond	__________________________________
By: Ian Drummond	By:
Title: President	Title:

TURINCO, INC.

/s/ Michael Jervis	__________________________________
By: Michael Jervis	By:
Title: Director	Title:

WITNESSES:

1. /s/ Ana Innocenti	2. /s/ Claudia Nogueira
Name: Ana Innocenti	Name: Claudia Nogueira
RG:	RG:
CPF:	CPF: